500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE
FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
(302) 571-6833
January 13, 2009	sfowle@wsfsbank.com

Media Contact: Stephanie A. Heist
(302) 571-5259
sheist@wsfsbank.com

WSFS TO PARTICIPATE IN THE U.S. TREASURY

CAPITAL PURCHASE PROGRAM

Already rated well-capitalized, additional capital will provide more opportunity to help strengthen WSFS communities

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, today announced that it has received preliminary approval to participate in the U.S. Department of the Treasury’s Capital Purchase Program (CPP).

Under the Emergency Economic Stabilization Act of 2008, the CPP was established as a way for healthy U.S. financial institutions to help stabilize the U.S. economy.

Under this voluntary program, WSFS applied for and was approved by the U.S. Treasury for the maximum $78.9 million in capital; however, WSFS expects to issue approximately $53.0 million in shares of WSFS Financial Corporation senior preferred stock (bearing interest of 5% through the first five years, and 9% if held thereafter), and warrants to purchase approximately $8.0 million of WSFS common stock (at an estimated strike price of $45.08).

As of September 30, 2008, WSFS’ Tier 1 risk-based capital ratio was 10.97%, far above the regulatory “well capitalized” level of 6%. This additional capital through the Treasury program would raise the company’s Tier 1 capital ratio to approximately 12.97% (as of September 30, 2008).

(more)

500 Delaware Avenue, Wilmington, Delaware 19801

WSFS CAPITAL PURCHASE PROGRAM / Page 2

President and CEO, Mark A. Turner said, “After careful consideration of all the costs, restrictions, risks and benefits, we welcome the Treasury as an investor in WSFS, as, among other things, it signals their faith in us as a healthy institution that can help stabilize and eventually grow the economy.”

Mr. Turner continued, “We are all facing challenges during these difficult and uncertain times, but our stakeholders should feel even more secure in WSFS’ strength and stability as we continue to execute on our business model and help our customers and communities prosper."

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.3 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 35 retail banking offices located in Delaware and Pennsylvania, as well as three loan production offices in Dover, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and 1st Reverse Financial Services, LLC. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

# # #